Notiphy Corporation

We start with people. Our powerful SaaS-based work execution and intelligence software is designed to support and empower front-line workers by replacing paper and providing information when they need it. This leads to robust performance data to improve efficiency, productivity, and profitability.


notiphy
AUTOMATE TO OPERATIONAL CONTROL
Tasks
Processing/Wet Trimming

Invest

DEADLINE: April 21, 2023

in 2 months

SHARE PRICE

$0.46

TOTAL RAISED

$0

VALUATION

$6,888,254

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

MISSION + VISION

Notiphy's mission is to be the definitive people-focused work execution and intelligence software to reduce frustration, mistakes, and waste to drive labor efficiency, visibility and profitability by replacing paper-based systems for manufacturing, cannabis, and warehouse/distribution companies.

Our vision is to reduce employee burnout and empower people to be more efficient, productive and profitable by helping companies transition from paper-based systems to Notiphy's cloud-based software.

PROBLEM

Lack of insight into people, jobs, and processes causes companies to lose 20-30% of their time and profitability.

Leave those antiquated systems and stacks of paper in the past and empower your team with the tools they need to perform more effectively and efficiently.

- **Employee retention** — Turnover is a growing problem that can be reduced by giving people the tools they need to make them successful.
- **Unproductive employee hours** — Rampant waste along an unsupervised value chain leaves money on the table and hurts a business's bottom line.
- **Lapses in compliance** — Missteps in operational compliance can result in fines and even total production shutdowns.
- **Lack of performance data & insights** — The inability for companies to understand their true health yields sub-optimal performance.

> **"Notiphy is easier to deploy and intuitive so it's easy for our workers to use it. With a tight labor market and difficulties hiring, without Notiphy, I know we would have increased mistakes, waste, and compliance risk."**
>
> *- Jonathan McIntosh*
> *President, Humble Farms*

SOLUTION

Notiphy is SaaS-based work execution intelligence software designed to help the people who power the companies improve operational efficiency, make data-informed decisions, and ensure operational compliance.



The Old Way vs. Notiphy
Not Digital
Manually Key in Data
One copy
Upload Data
Open API
Multi-device

- **Keep Companies Compliant**
  Gain operational insights to easily track, validate, and optimize workforce processes and SOPs to uphold Good Manufacturing Practice 'GMP' and other compliance standards.
- **Boost Employee Performance**
  Reduce waste and improve labor and operational efficiency, leading to better margins and profitability.
- **Improve Operational Oversight**
  Scale and grow using collected performance data to drive decisions that improve profitability, increase efficiency, and foster consistency.

MARKET



Market Opportunity
Cannabis – Market Entry Point
Remove clipboards, paper SOPs, and spreadsheets and reduce mistakes while improving efficiency, increasing productivity, and reducing waste. Notiphy also helps ensure compliance of SOPs, state laws, and regulations.
$80B
(Global e2026)
36,337 Cultivators
9,251 Processors
Manufacturing
Digitize job orders, processes, and tasks to give workers the tools they need to create safe, productive, and efficient operations while helping management make data-driven decisions and scale.
$8.8T
(Global e2022)
638,583 Manufacturers
2

PRODUCT

Say goodbye to the endless papers and spreadsheets.

Notiphy's cloud-based work execution and intelligence software tells companies what their people did, where and when they did it, what data they collected, and how long each job took. Our goal is to make people better and provide companies with the intelligence they need to improve profitability.

Everything you need at the tip of your finger!



Clone Tracker
Ready
Check all Mother seedling for Harvest
Cultivation
Paused
Mother Plant – Selection, Cultivation & Preparation
Harvest Team
Parallel Tasks
Completed
Humidity Check for Grow Room
Grow Room

"Notiphy has empowered our team with the tools to better monitor and manage employee performance into a more efficient and profitable team."

- Lee Shawback
President, Novation Industries

THE TEAM



Bob Wise

Founder & CEO

Bob has more than 20 years of executive leadership and M&A experience as a president and executive of SaaS companies and divisions for InterCall, West Corporation (NASDAQ: WSTC renamed Intrado Corporation) and FreeConferenceCall.com.

His experience managing sales, marketing, product management and development, and operations led him to start Notiphy Corporation. Recognizing the need to meet the growing demand for digital process management, content, and specialized high-tech communications platforms across different industries, he compiled a year of hands-on market research to create the flexible, simple-to-use software that comprises Notiphy today.



Dmitry Dukhan

Chief Technology Officer

Dmitry is an experienced digital specialist with a demonstrated history of working in the computing industry. He is a strong architect and design professional skilled in pivotal cloud foundry, virtualization, data center, software as a service (SaaS), platform as a service (PaaS), integration, networking, workflow enablement, manufacturing software, and Cisco Systems products.

His professional accolades include lead architect and principal responsible for creating the telecommunications strategy for the world's largest automobile company and lead architect and principal on two different infotainment software platforms. Dmitry is singularly focused on achieving Notiphy's vision to be the most flexible, adaptable, and easy-to-use work execution and intelligence software – whether stand-alone or integrated into any third-party automation that benefits from making employees more efficient, productive and compliant.



Brice Saul

Director, Customer Success / Chief Experience Officer

Brice has been a driving force for product management, development, and customer experience since Notiphy's inception, previously serving as the Director of Customer Success. By helping to develop Notiphy's product strategy and working with customers, Brice prioritizes the customer experience, ensuring that Notiphy meets clients' needs. Brice is laser-focused on helping customers understand Notiphy's myriad features while making sure they feel supported throughout the implementation process. Brice helps customers configure Notiphy to their specific needs. With experience in supply chain management at companies like Coyote Logistics, Echo Global Logistics, and Command Transportation, Brice learned to deliver outstanding customer experience, support, and training.



Laurie Parfitt

Chief Marketing Officer

Laurie is an accomplished marketing executive with over two decades of experience driving innovation and execution at small start-ups and massive Fortune 500 companies. Laurie developed her expertise at organizations such as Kraft Foods, Beam Suntory, Topco Associates, Mizkan, and Mission Dispensaries.

Laurie has worked with cannabis and consumer products companies on marketing leadership, brand strategy and design, consumer insights, and commercial go-to-market strategy. Her background includes experience in large-scale, integrated cross-channel marketing and experience campaigns, traditional marketing, category development, and sales strategy in an omnichannel environment.

Laurie served as Vice President of Customer Engagement and Marketing for Mission Dispensaries, which owned ten retail locations in six states. In that role, she oversaw consumer experience and marketing and brand strategies. She also developed the concept of joint business planning, which includes strategic sourcing, assortment optimization, and activation.



Joe Caplan

Director of Sales

Joe is passionate about solving problems for customers through Notiphy's suite of products and services. He is committed to building strong relationships with Notiphy's clients and taking a partnership approach to meeting their business needs. Before transitioning to SaaS products, Joe had a successful career selling personal protective equipment (PPE). In that capacity, he grew revenue through focused territory expansion and developed his passion for supporting industrial manufacturers.



Nicole Wolter

Advisory Board

President and CEO, HM Manufacturing Inc.



Chris Kuehl

Advisory Board

Founder, Armada Corporate Intelligence and Chief Economist



Steve Boeder

Advisory Board

Director, Erdman Center at Wisconsin School of Business



David Rosen

Advisory Board

CEO and Managing Partner, Acrelic Group





Peter Schweda
Advisory Board

Vice President, BioLumic Inc.

Sparky Rose
Advisory Board

Managing Partner, Supercritical LLC.

SUCCESS TO DATE



Traction
COVID-19
First Vaccine Administered
Q2'2019 – Q1'2020
$1.1M Raised
Developed MVP
MVP pilots begin in Q4'2019
V1 development begins
Q2' 2020 – Q2'2021
V1 Release
Brand development
Sales/Marketing begins
$1.1M Raised
Q3'2021 – Q4'2021
Connexion signs as a client
$195k capital raise
Focus on cannabis and Humble Farms signs
Novation Industries signs
Global Supply Chain customer signs
Q1'2022 – Q2'2022
$215k capital raise
Aggressively pursuing cannabis
Q3'2022 – Q4'2022
Pilots to begin: CL Supreme, Solberg, HM Manufacturing, Node Labs, Hummingbird, Deep Desert, Colorado Seed
Waveseer signs 2-year agreement
$250k capital raised in current offering
Total Capital Raised: $2,820,000

BUSINESS MODEL

- License fees based on groups of users in the traditional SaaS revenue model.
- Direct and channel partner sales, lead generation, and social media go-to-market model.
- Lifetime value (LTV) expected to be greater than five years through integration and land-and-expand opportunities.
- Approximate 3-5 month payback of customer acqusition costs (CAC)

FAQS

How does Notiphy differ from basic task management?

Notiphy is much more than basic task management which you might get in Enterprise Resource Planning (ERP), manufacturing execution systems, or cultivation software. By digitizing the actual Standard Operating Procedures (SOPs) and the job travelers and processes, and recording the data inside the software, you are able to actually improve the work experience of people and understand who actually did the work, what your people did, when and where they did, and how long they took.

With those insights, you can improve labor efficiency, reduce the need for certain FTE hours at a time where it's difficult to find people, and make sure people are doing what is necessary for the job and compliance. With Notiphy, you know what stage work is at and you know what people are doing.

Does Notiphy have plans to charge for other services?

Yes, Notiphy has plans to charge for additional services in consulting including workflow, efficiency, technology recommendation, the creation of SOPs and providing SOP templates. At the appropriate time, we also intend to add additional charges for increased storage, reports and dashboards and modules for add-on applications that we develop, acquire or partner with in the future.

Why is Notiphy focused on improving labor efficiency, productivity, and data?

According to a survey conducted by Kearney and Drishti, even with advances in automation, people still do over 70% of the work. We believe the only way to improve is to make people part of the process and understand the interaction of people, processes, and systems.

Notiphy makes once invisible data visible. Having that data allows our customers to understand the true health of the business, make improvements that will ultimately make them more profitable, validate standard operating procedures (SOPs) to ensure international organization for standardization (ISO), good manufacturing practice (GMP) or other standards, track finished goods and work-in-progress, maximize daily production and easily flag issues to reduce errors and waste.

They also are creating a better workforce by improving morale, retention, and their ability to hire. This is especially important today, where a tight labor market has made hiring difficult and companies have been forced to bring on less skilled and experienced people. Cannabis companies also face harsher tax rules making the control of labor one of the largest, tax-deductible line-item expenses.

I think it is best amplified by what Chris Kuehl, Founder, Armada Corporate Intelligence and Chief Economist for FMA, NSCA and other associations, recently stated:

"Not understanding exactly what your people did, where they did it, and how long each task took makes it impossible to benchmark against expectations. Without access to the data your workers accumulate, you will never truly be able to get the labor efficiencies you need and be a data-driven company. Notiphy easily provides that information, while also replacing paper, enhancing on the job training and collaboration, and allowing people to work better together. I don't know of another software that does what they do."

Why is Notiphy targeting small to mid-sized companies?

In the manufacturing space, 90% of the companies are less than 100 employees, and approximately 75% are less than 50 employees. These sized companies dominate the market and are consistent in cannabis and warehouse/distribution as well.

These companies typically are more challenged to bring on new technology due to budget and resource constraints, especially today. That is why we developed Notiphy to be more budget-friendly, easy and quicker to deploy, and intuitive so it's easier for people to use. Notiphy will provide management significant data on its most important and largest expense - its people.

What are Notiphy's competitive advantages?

The following are some of our important competitive advantages:

- Flexible, adaptable, and easy to use software that can be used in any area of the business or supply chain. Notiphy aligns with customer processes, not the other way around no matter how or elaborate the organizational layout, workflow, or collaboration structure.

- Integration capabilities into most ERP, warehouse management systems, and more.

- Quick deployment in days, not weeks, and extensive data capture capabilities.

- Our ability to make jobs and tasks recur daily, weekly, monthly and on specific dates using an easy to use scheduler application. This application is very unique for the cannabis space and we don't believe any other solution offers the combination of digital work execution with the ability to schedule that work or job.

- Notiphy offers branching capabilities in setting up jobs, tasks and SOPs that, depending on the entry of a worker, will go in different directions with the next steps in the process. This is a significant advantage in our offering.

- An automated paper intake system for fast onboarding.

- Notiphy is not an ERP-like commitment in time and budget.

- Our intuitive interface allows for day-one utilization by the people on the floor.

- Management receives data related to the performance of the people, teams, and compliance responsibilities which are typically not recorded from paper or other existing systems.

- We believe cannabis has no direct competitive offerings.

Why is Notiphy also targeting the Cannabis space?

Cannabis is one of the fastest growing industries in the U.S. We believe Notiphy has no direct competitors in this sector. There are some ERP and cultivation software that offer basic task management and remedial labor management, however, they fall significantly short on improving the experience of employees and all of the benefits Notiphy provides. In addition, these systems don't typically provide any technology support in post-harvest processing which is almost exclusively paper-based.

What are Notiphy's go-to-market strategies?

Notiphy's go-to-market and sales strategy is focused around several primary strategies:

1. Social media marketing and selling to create market awareness resulting in inbound sales opportunities. These include blogs, news, case studies, whitepapers, and more.

2. Lead generation campaigns based on very focused criteria and messaging.

3. Email marketing, speaking engagements, and webinars to members of certain associations and groups that Notiphy is affiliated with.

4. Channel partners directing leads to Sales for a percentage of recurring revenue.

5. Sales funnel development and outbound business development efforts directing leads to Sales for demo and close.

6. Sales to customers through one of the largest global supply chain providers (a current paying customer), its partners, and integration into one of its SaaS-based solutions.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,863 is raised:

Use	Value	% of Proceeds
Unallocated Funds	$0	less than 0.1%
Technology	$410,354	41.0%
Sales	$430,371	43.0%
G&A, Marketing	$111,096	11.1%
Intermediary fees	$49,042	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Notiphy Corporation. This offering must raise at least $10,000 by April 21, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Notiphy Corporation may issue additional securities to raise up to $1,000,863, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,150,255 shares
× $0.46 per share

$7,889,117 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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- Facebook

UPDATES

Feb 22, 2023 • Primary offering of 2,175,790 shares at $0.46

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